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                                                                      EXHIBIT 11

                      SIENA HOLDINGS, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             Quarter Ended            Six Months Ended
                                                              December 31                December 31
                                                         --------------------      ---------------------
                                                           1998        1997          1998         1997
                                                         -------      -------      -------       -------
BASIC EARNINGS (LOSS) PER SHARE
    COMPUTATION:
Net income (loss)available to common stockholders ..     $    32      $    11      $   (22)      $    56
                                                         =======      =======      =======       =======

Weighted average common shares outstanding .........       5,239*       4,000*       4,620*        4,000*

BASIC EARNINGS (LOSS) PER SHARE:
Net income (loss)available to common stockholders ..     $  0.01*     $  0.00*     $ (0.00)*     $  0.01*
                                                         =======      =======      =======       =======


DILUTED EARNINGS (LOSS) PER SHARE
    COMPUTATION:
Income (loss) available to common stockholders .....     $    32      $    11      $   (22)      $    56
Income effect of assumed conversions ...............          --           --           --            --
                                                         -------      -------      -------       -------
Net income (loss)available to common stockholders
    +  assumed conversions .........................     $    32      $    11      $   (22)      $    56
                                                         =======      =======      =======       =======

Weighted average common shares outstanding .........       5,239*       4,000*       4,620*        4,000*
Plus: Dilutive potential common shares under the SHI
        Nonqualified Stock Option Plan
         and Directors' Nonqualified
         Stock Option Plan .........................         --*            9*         --*             4*
                                                         -------      -------      -------       -------
Adjusted weighted average shares outstanding .......       5,239*       4,009*       4,620*        4,004*
                                                         =======      =======      =======       =======

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) available to common stockholders .....     $  0.01*     $  0.00*     $ (0.00)*     $  0.01*
Income effect of assumed conversions ...............          --           --           --            --
                                                         -------      -------      -------       -------
Net income (loss)available to common stockholders
    +  assumed conversions .........................     $  0.01*     $  0.00*     $ (0.00)*     $  0.01*
                                                         =======      =======      =======       =======



* Average share and per share amounts are based on shares issued or reserved for issuance to creditors.